FOR IMMEDIATE RELEASE

CONTACT: D.M. Takes, President and CEO
PHONE: 215-513-2304

CONTACT: William S. Lance, First Senior Vice President
PHONE: 570-348-6438

HARLEYSVILLE NATIONAL CORPORATION COMPLETES SALE OF
HONESDALE, PA BRANCH TO FIRST NATIONAL COMMUNITY BANCORP

Harleysville, PA (November 13, 2006) - Harleysville National Corporation (NASDAQ: HNBC), the holding company for Harleysville National Bank, and First National Community Bank, a wholly-owned subsidiary of First National Community Bancorp (OTC Bulletin Board: FNCB), announced today that they have completed the previously-announced sale of the Honesdale, Pennslylvania branch from Harleysville National Bank to First National Community Bank. The sale of this Wayne County branch includes approximately $74 million in deposits, as well as approximately $25 million in loans and other assets. Branch personnel have been offered similar positions with First National Community Bank. Harleysville National Bank will record a pre-tax profit on the sale of approximately $10.5 million, or approximately $.23 per share, diluted, net of tax during the fourth quarter of 2006.

Deb M. Takes, President and CEO of Harleysville National Bank and Harleysville National Corporation, commented on the transaction. “The sale of our single Wayne County location will allow us to focus on core market expansion, with immediate efforts being directed toward our previously announced plans to construct offices in Warminster and Warrington, Bucks County and Plymouth Meeting, Montgomery County. We thank the Honesdale employees and customers for their loyalty and support and are confident that First National Community Bank will continue to serve Wayne County well.”

First National Community Bancorp President and CEO, J. David Lombardi, commented, “We are very excited to expand our branch network and look forward to serving the residents of Honesdale and the surrounding communities. Wayne County is an excellent geographic fit for us given our presence in Lackawanna and Luzerne Counties. As a locally-owned community bank, we have quality products and services to offer the businesses and residents of this new market. We also look forward to expanding our business relationships in this growing area of Pennsylvania, which includes Wayne, Pike and Monroe Counties. FNCB has also begun construction on a new office in downtown Stroudsburg which will be the first of several locations in the Monroe County market.”

Harleysville National Corporation used Cedar Hill Advisors, LLC as financial advisor and Stevens & Lee as legal counsel for this transaction. First National Community Bancorp used Bybel Rutledge LLP as legal counsel for this transaction.

First National Community Bancorp, with assets of $1 billion, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties via its subsidiary, First National Community Bank. For further information, visit www.fncb.com.

Harleysville National Corporation, with assets of $3.4 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management exceeding $2.2 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Select Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Harleysville National Corporation’s filings with the Securities and Exchange Commission and First National Community Bancorp’s filings with the Federal Deposit Insurance Corporation.